Mail Stop 0407

      							March 8, 2005

Via U.S. Mail and Fax
Mr. Randy L. Pearce
Executive Vice President
Chief Financial and Administrative Officer
Regis Corporation
7201 Metro Boulevard
Edina, MN 55439


	RE:	Regis Corporation
      Form 10-K for the fiscal year ended June 30, 2004
		Filed September 17, 2004

Form 10-Q for the quarter ended September 30, 2004
File No. 0-11230

Dear Mr. Pearce:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Valerio Cavallo
Telecom Argentina S.A.
January 12, 2005
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